Exhibit 99.2

CORPORATE PARTICIPANTS

Pablo Paez The GEO Group, Inc. - VP Corporate Relations

George Zoley The GEO Group, Inc. - Chairman, CEO

Brian Evans The GEO Group, Inc. - SVP, CFO

John Hurley GEO Corrections & Detention - President

Jorge Dominicis GEO Care, Inc. - President

CONFERENCE CALL PARTICIPANTS

Manav Patnaik Barclays Capital - Analyst

Todd Van Fleet First Analysis Securities - Analyst

Kevin Campbell Avondale Partners - Analyst

Frank Atkins SunTrust Robinson Humphrey - Analyst

Kevin McVeigh Macquarie Research - Analyst

Clint Fendley Davenport & Company - Analyst

Chuck Ruff Insight Investments - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to The GEO Group, Inc., first-quarter 2012 earnings conference call. My name is Larry and I will be your operator for today. At this time all participants are in listen-only mode. Later we will conduct a question-and-answer session. (Operator Instructions)

I would now like to turn the conference over to your host for today, Mr. Pablo Paez, Vice President of Corporate Relations. Please proceed.

Pablo Paez - The GEO Group, Inc. - VP Corporate Relations

Thank you, operator. Good morning, everyone, and thank you for joining us for today’s discussion of The GEO Group’s first-quarter 2012 earnings results. With us today is George Zoley, Chairman and Chief Executive Officer; Brian Evans, Chief Financial Officer; John Hurley, President of GEO Corrections & Detention; and Jorge Dominicis, President of GEO Care.

This morning we will discuss our first-quarter performance and current business development activities. We will conclude the call with a question-and-answer session. This conference call is also being webcast live on our website at www.GEOGroup.com.

Today we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results is included in the press release and supplemental disclosure we issued this morning.

Additionally, much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the Forms 10-K, 10-Q, and 8-K reports.

With that, please allow me to turn this call over to our Chairman and CEO, George Zoley. George?

George Zoley - The GEO Group, Inc. - Chairman, CEO

Thanks, Pablo. Good morning to everyone, and thanks for joining us as we review our first-quarter results and provide an update of our efforts to pursue quality growth opportunities and return value to our shareholders. The first quarter was an important financial and operational quarter for our Company, driven by the continued performance of our diversified business units and the activation of two new projects.

In Texas, we opened the first facility designed and operated for low-risk immigration detainees under new federal detention standards in the United States. The new GEO-owned 600-bed Karnes Civil Detention Center will be operated under a partnership between GEO, Karnes County, and ICE. Our management contract will generate approximately $15 million in annualized revenues.

In Indiana, we completed construction of a Company-financed expansion of 512 beds to the New Castle Correctional Facility. The expansion will add approximately $8 million in annualized revenues under an extended management contract for the entire facility through June 2030.

Additionally, during the first quarter our U.S. Corrections & Detention division continued the intake of inmates at the 1,500-bed Riverbend Correctional Facility in Georgia, with the completion of the intake process expected this month. Our contract for the Georgia Department of Correction marks our first project in this important market and is indicative of our continued growth at the state level.

In addition to these project activations, we are currently developing a 650-bed expansion to the 650-bed Adelanto ICE Processing Center in California, which is expected to be completed in July of this year. All of these projects are expected to generate returns that meet or exceed our targeted returns on capital.

As we look at the landscape of new growth opportunities, we continue to be optimistic regarding the outlook for our industry. Our diversified platform has enabled us to participate in a significant number of new opportunities. Currently, the states of New Hampshire and Arizona have active procurements for new correctional facilities and correctional beds.

Internationally, the UK Ministry of Justice, known as MoJ, has an active procurement for the management of nine existing prisons totaling approximately 6,000 beds. We have recently submitted our proposals under this procurement, and we expect contract awards to be announced before the end of the year.

We expect the MoJ will also begin another managed-only procurement of a similar or even larger size prior to year-end. The MoJ has also issued a procurement for the provision of electronic monitoring services covering all of England and Wales, which presently involves monitoring 25,000 individuals on a daily basis, making it the largest electronic monitoring contract in the world. BI, our US-based electronic monitoring division, is actively participating in our efforts on this project.

Additionally, our diversified divisions within GEO Care continue to pursue several new business opportunities each in their respective markets. As you can see, there continues to be quality growth opportunities in our industry, and we remain optimistic regarding our future prospects.

We are also actively marketing our current beds in inventory and hope that our efforts will result in the reactivation of our idled facilities, which would significantly enhance our overall returns on capital.

We remain focused on the careful evaluation of our capital investments and the effective allocation of capital to enhance shareholder value. We will continue to evaluate appropriate investments in new projects which meet or exceed our targeted returns on capital.

Additionally, we are focused on balancing our capital investments with a long-term goal to return value to shareholders. As a result, today we announced that our Board has accelerated the declaration of our new quarterly cash dividend, which will now begin in the third quarter instead of the fourth quarter as previously announced. We also expect to increase our quarterly dividend to $0.15 per share starting in the fourth quarter.

Also, in the last two years we have executed significant stock buyback programs which we believe resulted in enhanced value for our shareholders. Our dividend policy is indicative of our long-term view that we can return value to our shareholders while continuing to pursue quality growth and naturally delever through continued earnings growth and pay down debt.

In tandem with this strategy, we announced today that we have signed a definitive agreement to purchase 100% of the partnership interests in the MCF nonrecourse debt structure, which will significantly increase our cash flows by approximately $155 million over the life of the MCF lease, substantially enhancing our ability to execute on our initiatives to return value to our shareholders. MCF has been a two-year effort and we are very pleased that we have been finally successful.

We have always been focused on enhancing shareholder value, and continued to believe that the underlying value of our Company is not reflected in our stock price. Therefore we have taken steps to more directly return value to our shareholders through share buybacks and the implementation of a quarterly dividend beginning in the third quarter.

But before I turn the call over to Brian I would like to briefly address another potential option we have decided to evaluate in our ongoing efforts to enhance shareholder value. We are in the process of engaging legal and financial experts to review the rules related to a REIT conversion and to evaluate the potential impact of a REIT conversion on our shareholders, our Company, and our long-term growth objectives.

Due to the preliminary nature of this process, it would not be appropriate for us to comment on any specific details. However, it is important to emphasize that we intend to undertake a comprehensive analysis that will weigh the benefits, costs, and risks of this alternative both in the short and long term.

Now I would like to turn the call over to Brian to review our financial performance and discuss our capital allocation strategy in more detail. Brian?

Brian Evans - The GEO Group, Inc. - SVP, CFO

Thank you, George. Good morning, everyone. As disclosed in our press release, we reported first-quarter pro forma EPS of $0.31, which excludes $0.06 per share in after-tax startup and transition expenses, international bid and proposal costs, and M&A related expenses. Our total revenues for the quarter increased to $412 million from $392 million a year ago.

Our companywide adjusted EBITDA for the quarter grew to $74 million. Additionally, our adjusted funds from operations grew 23% to $58 million from $47 million for the same period last year.

Breaking down each of our reporting segments our U.S. Corrections & Detention first-quarter revenue increased to $246 million from $242 million a year ago. In comparison to first-quarter 2011 our first-quarter 2012 revenues reflect activation of the new Adelanto, California, ICE Center in August 2011; the new Riverbend, Georgia, correctional facility in December 2011; and the opening of the Karnes, Texas, ICE project and the New Castle, Indiana, expansion during the first quarter of this year.

These facility activations were offset by the de-activation of the Regional Correctional Center in New Mexico in the second-quarter 2011, our Leo Chesney facility in California in the third-quarter 2011, and our Desert View and Central Valley facilities in California and the fourth-quarter 2011.

GEO Care’s first-quarter revenue increased to $110 million from $97 million in first-quarter 2011, which reflects the acquisition of BI in February 2011 and the activation of the Montgomery County, Texas, facility in March of 2011.

Our international service revenue for the quarter increased to $57 million from $53 million one year ago. Finally, we did not have any construction revenues during the quarter.

Moving to our financial guidance for 2012. As disclosed in our press release, we have increased our earnings guidance for the full year and have issued our guidance for the second quarter. We expect our full-year 2012 revenues to be in a range of $1.65 billion to $1.66 billion, and our full-year pro forma earnings to be in a range of $1.54 to $1.60, exclusive of $0.12 per share in startup and transition expenses, international bid and proposal costs, and M&A-related expenses.

Our 2012 adjusted EBITDA is expected to be a range of $330 million to $340 million.

Our second-quarter revenues are expected to be in a range of $410 million to $415 million and our pro forma earnings per share are expected to be in a range of $0.40 to $0.42, excluding $0.03 per share in startup and transition expenses, international bid and proposal costs, and M&A-related expenses.

Our updated guidance for 2012 reflects our recent announcement of the continuation of the Golden State Community Correctional Facility in California through December ‘14, which was previously scheduled to close on July 1. Our guidance also assumes that our managed-only contracts in Mississippi for the East Mississippi, Walnut Grove, and Marshall County facilities are transitioned in the second half of the year following the state’s decision to competitively rebid these contracts.

Additionally, our guidance does not reflect the potential reactivation of our remaining idled facilities, although we are actively marketing these facilities and remain hopeful our efforts will result in a reactivation of a number of these facilities.

As a reminder, our guidance includes approximately $0.14 per share of carrying costs for our idled facilities totaling 7,000 beds. More than half of these carrying costs are non-cash expenses.

Our earnings guidance also reflects approximately $0.18 per share in intangibles amortization expense primarily related to the acquisitions of Cornell and BI, and our facility depreciation expense is expected to be approximately twice as large as our normalized level of maintenance CapEx of $30 million to $35 million.

As we have expressed to you in the past, due to these large non-cash expenses, we think that our adjusted funds from operations is an important measure of our Company’s strong cash flows and underlying profitability. We expect our 2012 adjusted funds from operations to be approximately $195 million to $205 million, or $3.18 to $3.34 per share.

With respect to our adjusted funds from operations, we expect to make mandatory debt repayments on the long-term loans — on the term loans associated with our senior credit facility and on our nonrecourse debt of approximately $30 million in 2012.

Our current projects under development have been substantially completed. Our total project CapEx in 2012 is expected to be approximately $100 million, of which $50 million has been spent during the first quarter.

We also expect to complete the purchase of the MCF partnership interests for $27 million during the third quarter of 2012. The balance of our adjusted funds from operations will be used to fund approximately $15 million in dividends or $0.10 and $0.15 per share in the third and fourth quarters, respectively, and repay debt.

Looking forward to our adjusted funds from operations in 2013, we will have mandatory debt repayments on the term loans and on nonrecourse debt of approximately $45 million. Additionally, we expect to make various facility enhancements and improvements of approximately $15 million to $25 million in 2013.

With our available borrowing capacity, cash on hand, and strong adjusted funds from operations of approximately $200 million annually, we will have adequate liquidity to execute our strategic growth and return cash to our shareholders. As George mentioned, we will continue to invest in capital projects with underlying contracts that meet or exceed our targeted returns on capital. We do not expect to speculatively build and will only pursue new build-to-suit projects with contracts in place.

We will also continue to have a balanced approach to meaningfully return value to shareholders through a combination of cash dividends and opportunistic share buybacks. We have a proven record of enhancing shareholder value through the implementation of share repurchase programs, which we believe have resulted in enhanced value for our shareholders. We currently have approximately $25 million remaining under the Stock Buyback Program authorized by our Board.

Additionally, our Board has committed to more directly returning value to shareholders in the form of cash dividend payments. We have accelerated the timing of our new quarterly cash dividend declaration to the third quarter. We will also increase our quarterly dividend to $0.15 per share starting in the fourth quarter.

Our dividend policy reflects our long-term view that we can return value to our shareholders while continuing to pursue quality growth and naturally delever. While we don’t believe our leverage level is uncomfortable we are committed to bringing our leverage down through earnings growth and debt paydowns. Based on current capital commitments, mandatory debt repayments, and expected uses of cash, we expect to reduce our recourse debt leverage to 3.5 times by the end of 2013.

Our mandatory payments along with our continued earnings growth will result in the continued delevering of our Company. Additionally, we may make further modest debt paydowns balanced against the interest rate environment.

I will echo George’s comments that given our strong and predictable cash flow generation we continue to believe that the underlying value of our Company is not reflected in our stock price. I would also reiterate that we have continued to look for ways to enhance shareholder value as reflected by our recent share buybacks over the last two years and our new dividend policy.

As George mentioned, we have begun a process to review the rules related to a REIT conversion and the potential impact on our shareholders, our Company, and our long-term growth objectives. We are in the process of engaging outside legal and financial experts to conduct this review.

Given the early stages of this review it wouldn’t be appropriate for us to comment on any specific details. However, we and our Board are committed to undertaking a thorough review of the potential benefits, costs, and risks involved.

With that, I will turn the call to John for an update on GEO Corrections & Detention. John?

John Hurley - GEO Corrections & Detention - President

Thanks, Brian. Good morning, everyone. I would like to address our business development efforts for GEO Corrections & Detention. I will start with the federal market segment and the three federal government agencies that we serve — Federal Bureau of Prisons, United States Marshal Service, and Immigration and Customs Enforcement, or ICE.

With regard to our recent project activations at the federal level we recently activated our new 600-bed civil detention center in Karnes County, Texas, under an intergovernmental agreement between Karnes County and ICE. This $32 million Company-owned facility is expected to generate approximately $15 million in annualized revenues.

Last August we opened the 650-bed Adelanto ICE Processing Center East through an intergovernmental agreement between the city of Adelanto and ICE. We are currently in the process of completing a new $70 million 650-bed center adjacent to the existing one and expect to begin the intake of detainees at the new center in August of this year. At 1300 beds, the Adelanto ICE detention complex is expected to generate approximately $42 million in annualized revenues.

Additionally, our GEO transport division is currently competing on two solicitations issued by the federal government for the provision of secured transportation services for ICE in the Dallas, Texas, sector as well as throughout the Southwest border for the Customs and Border Protection Agency. These two opportunities are the largest prisoner transport opportunities in the United States.

Now I would like to turn to the state market segment. As states across the country continue to face budgetary pressures, their ability to achieve cost savings becomes an even more important priority, which leads to increased interest in prison privatization projects. Many of our state clients require additional beds as inmate populations continue to increase, and aging inefficient prisons need to be replaced with newer, more cost-efficient facilities.

With regards to our recent project activations, we completed construction and activated our new $80 million Company-owned 1,500-bed Riverbend Correctional Facility in Georgia this past December and are continuing to ramp up the facility. We expect the 1,500-bed facility to generate approximately $28 million in annualized operating revenues. We expect the prison ramp-up to be completed this month.

In Indiana we completed construction and have now activated the 512-bed expansion at the New Castle Correctional Facility under an agreement with the Indiana Department of Corrections. GEO funded the $21 million expansion, which is expected to generate an additional $8 million in annual operating revenues.

With regard to contract discontinuations, we recently announced our decision to discontinue the management contract for the East Mississippi Correctional Facility located in Meridian, Mississippi, effective July 19. The Mississippi Department of Corrections has decided to competitively rebid our managed-only contracts for the Walnut Grove and Marshall County facilities along with the East Mississippi facility, as a package. As Brian mentioned our guidance now assumes that our managed-only contracts for these facilities are discontinued in the second half of this year.

Turning now to new state solicitations, we remain optimistic about the new growth opportunities in our industry. The states of New Hampshire and Arizona have pending procurements totaling approximately 3,700 beds. As you may recall, the state of Arizona has pending RFP for up to 2,000 in-state beds, and we expect a contract award in the second half of this year.

New Hampshire, the state issued RFPs for the development and management of separate male and female facilities or a combined hybrid male and female facility totaling 1,500 to 1,700 beds. Procurement allows for the development of new facilities or the renovation and expansion of existing facilities. We expect an award under this procurement in the second half of this year.

In California the Department of Corrections and Rehabilitation has issued a bed utilization plan that would increase the use of community correctional facility beds beginning next year. The plan also calls for increased use of community supervision programs. We currently have more than 2,200 community correctional facility beds in inventory in California, and we will continue to monitor the state’s proposed plan.

Next I would like to update you on our international business development efforts. In the UK, the Ministry of Justice has issued a procurement to privatize nine existing public facilities which total approximately 6,000 beds. We have submitted our proposals under this procurement and expect contract awards to be announced in the fourth quarter of this year.

Under the procurement, companies were permitted to bid on up to six of the nine prisons and can be awarded long-term contracts of seven to 15 years for the management of no more than five prisons. One of the nine prisons is currently managed by a private operator, with the remaining eight prisons operated by the public sector.

The facilities range in size from 260 beds to more than 1,100 beds. This procurement is intended to be followed by another solicitation involving 10 to 15 managed-only prisons.

In Australia, the State of Victoria has awarded a contract to our Pacific Shores Healthcare subsidiary for the continued provision of correctional healthcare services in the State’s public prisons. As you can see we are actively pursuing several meaningful opportunities in each of our core markets, and we remain optimistic about our industry and are enthusiastic about our position within that industry.

This time I’ll turn the call over to Jorge Dominicis for a review of GEO Care.

Jorge Dominicis - GEO Care, Inc. - President

Thanks, John. Good morning. Each of our GEO Care divisions continues to pursue several new growth opportunities. Our residential treatment services subsidiary is currently competing on several formal procurements.

In Texas, the state Department of Health has issued a request for proposals for the operation of an existing state forensic hospital. In the RFP the state has identified a number of existing state hospitals that can be proposed, and the state will select one facility to be privatized.

In North Carolina, the state is in negotiation with GEO Care for the provision of a 90-bed forensic hospital which we expect will result in a contract award this year.

In Virginia, we submitted an unsolicited proposal for the management of the state’s sexually violent predator treatment facility involving approximately 250 beds. The state has decided to move forward with this process and is expected to make a contract award by July 1 of this year.

In addition to these states, Georgia, Louisiana, South Carolina, Pennsylvania, and others have indicated a desire to privatize state psychiatric hospitals or treatment centers.

Our community-based services division expects to compete for several formal solicitations from the Federal Bureau of Prisons for residential community-based reentry centers across the country. Additionally, we are working with our existing local and state correctional clients to leverage new opportunities in the provision of community-based reentry services, in both residential facilities as well as in our nonresidential day reporting centers, which have continued to show significant growth potential.

Our youth services division continues to work towards maximizing the utilization of our existing asset base. We have undertaken a number of marketing and consolidation initiatives to increase the overall utilization of our existing use service facilities in states like Pennsylvania, Ohio, Illinois, Texas, and Colorado. We’re optimistic these efforts will continue to improve the utilization of our youth facilities and our overall financial performance.

Finally, our BI subsidiary continues to market its supervision and electronic monitoring services to local, state, and federal correctional agencies nationwide. BI is the world’s largest electronic monitoring service provider, with the provision of monitoring services and devices for approximately 70,000 individuals. We expect a number of correctional agencies across the US to increase the use of electronic monitoring technologies to supervise offenders who have placed under community supervision.

In the UK, we are participating with GEO UK in a procurement involving the provision of electronic monitoring for all of England and Wales. This procurement involves monitoring and field support for approximately 25,000 individuals on a daily basis under a single service provider contract. Financially it represents the largest single electronic monitoring contract opportunity in the world. We will be submitting a proposal to the MoJ through GEO UK, with BI providing the necessary technical assistance.

With regards to BI’s ISAP contract with ICE, the President’s recommended budget for fiscal year 2013 reflects a 40% to 50% increase in funding for the BI ISAP contract. We are closely monitoring the appropriations process in Congress and hope that this proposed expansion of the program will be approved.

At this time I would like to turn the call back to George for his closing remarks. George?

George Zoley - The GEO Group, Inc. - Chairman, CEO

Thank you, Jorge. We are very pleased with our first-quarter results and our core operations in the US and internationally, which continued to deliver solid operational and financial performance. Our industry continues to experience overall positive trends with significant growth opportunities in the states like New Hampshire and Arizona, as well as the United Kingdom.

We remain focused on effectively allocating capital to enhance value for our shareholders. As we have discussed today we will continue to carefully evaluate new capital projects which meet or exceed our targeted returns and which will continue to more directly return value to our shareholders through opportunistic share repurchases as well as quarterly cash dividends.

We have accelerated the declaration of our new quarterly dividend, which now will begin in the third quarter; and we have decided to increase our quarterly dividend to $0.15 per share beginning in the fourth quarter. Our dividend policy is indicative of our long-term view that we can return value to our shareholders while continuing to naturally deleverage and pursue quality growth.

We believe that these efforts will continue to enhance value for our shareholders and reduce our overall cost of capital. We also believe that our diversified growth and investment strategy have positioned GEO as the leading provider of corrections, detention, and treatment services through a GEO continuum of care that can deliver performance-based outcomes and significant cost savings for our clients worldwide, while continuing to enhance value for our shareholders.

As I have expressed to you in the past, we view all of the different initiatives to enhance shareholder value as complementary. None are pursued to the detriment of the others.

This concludes our presentation. We would now like to open the call to your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Manav Patnaik, Barclays.

Manav Patnaik - Barclays Capital - Analyst

Hi, thanks. Hi, gentlemen. Two questions. The first one is on the electronic monitoring bid in the UK, I just wanted to get some more color if possible on if you guys are teaming up with somebody else; is there any subcontractors? Just curious on how positioned you are, because I think BI is predominantly US. So how leverageable is that internationally?

George Zoley - The GEO Group, Inc. - Chairman, CEO

The prime bidder in the UK procurement for electronic monitoring will be GEO UK, and it is joined with the subcontractor, GEO (technical difficulty) which has the court transfer contract which is called PECS, which covers 80% of the country. So I think we are well positioned to compete very effectively.

Manav Patnaik - Barclays Capital - Analyst

So from a monitoring angle, don’t you need a monitoring base station? Is that already part of what that transportation contract is?

George Zoley - The GEO Group, Inc. - Chairman, CEO

No, we have monitoring contracts in our GEO Amey prisoner transport contract. But this opportunity would require the establishment of a new monitoring station. The procurement really is a complete reengineering of the current services, which are provided by two vendors in four different contract geographical areas.

The new opportunity would be to consolidate everything into one call center, with all of England and Wales as the geographic area. So everybody has to kind of start from scratch and work with a clean page to provide (technical difficulty)

Manav Patnaik - Barclays Capital - Analyst

Okay. Sorry about that. I’m at the airport. The other question I had was in terms of the dividend announcements. (technical difficulty) I’m just going to let you go on to another question. I will follow up with you later.

Operator

Kevin Campbell.

George Zoley - The GEO Group, Inc. - Chairman, CEO

Hello? Hello?

Operator

Todd Van Fleet, First Analysis.

Todd Van Fleet - First Analysis Securities - Analyst

Hi, good morning, guys. Congratulations on getting that MCF deal hammered out. That should provide some additional flexibility for you.

Wanted to ask about Michigan. Can you tell us what the latest is there with respect to that bill or bills moving through their legislative body?

George Zoley - The GEO Group, Inc. - Chairman, CEO

Well, there is a bill in the Senate, and I think that there are still attempts being made in the House to have a companion bill for authorization to issue an RFP to effectively privatize 1,750 beds. But it still has not yet occurred.

Todd Van Fleet - First Analysis Securities - Analyst

Okay. So any — do you expect that whole situation to get cleaned up with the budget process this year? So maybe midyear we would have some resolution on that?

George Zoley - The GEO Group, Inc. - Chairman, CEO

We would — hopefully it would be resolved in conference committee.

Todd Van Fleet - First Analysis Securities - Analyst

Conference committee? So that’s leading up to the end of the month then, I guess? Or the end of this month or next month?

George Zoley - The GEO Group, Inc. - Chairman, CEO

I think it’s the end of this month.

Todd Van Fleet - First Analysis Securities - Analyst

Okay. Then I wanted to get your sense, George, on California. When do you think we will have better visibility on the intent of the state to use those 2,200-plus community corrections beds that you have vacant in California? Will we really only get visibility on that situation come November, when they vote on the tax proposal that Brown has there?

George Zoley - The GEO Group, Inc. - Chairman, CEO

You know, it’s probably a fall timing. It is certainly after the budget has been passed, which is always late; and then the vote on whether there will be more income generated for the various state programs that Brown has put in effect. And I think that is a fair reading of the timing.

Todd Van Fleet - First Analysis Securities - Analyst

Okay. Then one more before I jump. With the MCF announcement this morning, it got me thinking about the different properties that are included. Moshannon Valley is one of those facilities that is included in that, is it not?

George Zoley - The GEO Group, Inc. - Chairman, CEO

NO.

Todd Van Fleet - First Analysis Securities - Analyst

It’s not?

George Zoley - The GEO Group, Inc. - Chairman, CEO

NO.

Todd Van Fleet - First Analysis Securities - Analyst

Okay. All right. Well, I will back off of it then. Thanks, guys.

Operator

Kevin Campbell, Avondale.

Kevin Campbell - Avondale Partners - Analyst

Good morning. Thanks for taking my questions. Our lines dropped a couple times, so I apologize if you have already answered them, but I did want to get some clarification on a few things.

George Zoley - The GEO Group, Inc. - Chairman, CEO

Okay.

Kevin Campbell - Avondale Partners - Analyst

Can you confirm whether or not you guys have looked at a TRS structure before?

George Zoley - The GEO Group, Inc. - Chairman, CEO

We have not.

Kevin Campbell - Avondale Partners - Analyst

Okay. Does the — presumably it is too early to tell in your analysis the various pros and cons of the structure.

George Zoley - The GEO Group, Inc. - Chairman, CEO

Yes, it is.

Kevin Campbell - Avondale Partners - Analyst

In the buyout today with MCF, how in your view does that potentially help with any potential conversion?

George Zoley - The GEO Group, Inc. - Chairman, CEO

It was just coincidental, as I said in my prepared comments. It has been a two-year effort, ever since we bought Cornell. Actually I think we started even before we bought Cornell. So it is just coincidental that we finally concluded a definitive agreement limit.

Kevin Campbell - Avondale Partners - Analyst

Okay, great. Then I was hoping — I missed, John, all your comments on the state analysis. Can you just give me your thoughts on the CDCR plan, the probability of enactment, which of your CCS you think are most appropriate? And then also any update you have on Michigan.

George Zoley - The GEO Group, Inc. - Chairman, CEO

Well, this is George. I think I handled those questions with the previous caller.

On California, I think we have said that a fall timing is probably a fair reading of how long it is going to take before things shake out in the budget and as far as additional revenues for the governor’s various programs, to determine what they are going to do about the use of in-state beds. But I think it is a fair reading of the CDCRs planned that their intent and desire is to bring out-of-state prisoners back into state.

And we obviously have some bed space in state, in excess of 2,000 beds. We are very pleased that Golden State has been continued, and we are hopeful of a successful renewal; and we are hopeful of a reactivation of our other facilities over a period of time.

Kevin Campbell - Avondale Partners - Analyst

Are there any ones in particular that make a little bit more sense for the CBCR versus — I know you had another one in Adelanto that maybe was more appropriate you thought for ICE. Any thoughts on that? Or really all of them are available?

George Zoley - The GEO Group, Inc. - Chairman, CEO

Well, all of them are available as of today, but we are marketing to multiple governmental jurisdictions, and it is first-come, first-served.

Kevin Campbell - Avondale Partners - Analyst

Yes. And any thoughts on Michigan and what is going on there?

George Zoley - The GEO Group, Inc. - Chairman, CEO

They are still in session and we are hoping — there is certainly a bill in Senate. We are hoping that eventually a companion bill will emerge out of the House before the end of the session.

Kevin Campbell - Avondale Partners - Analyst

Okay. Your profitability on your equity in earnings of affiliates sort of turned. It was negative last quarter I think because of the transport contract ramp up; turned positive again. Should we expect it to — was the first-quarter number the run rate we should expect going forward? Should the profitability increase? Is there still some room for improvement on that transport contract?

Brian Evans - The GEO Group, Inc. - SVP, CFO

Right, we are still — as we said during I think the last conference call, probably didn’t talk about it as much during this call, that contract for a number of different reasons we expect to be in an extended startup and transition mode during this year. But as we progress into the second half of the year we would expect that the startup losses will decline and turn to profit for the later part of the year.

Kevin Campbell - Avondale Partners - Analyst

So the switch from 4Q of a loss of $800,000 to a gain of $700,000 in first quarter, was that driven by better performance in South Africa?

Brian Evans - The GEO Group, Inc. - SVP, CFO

No, I think there is just some decline in the amount of the startup expenses; but we still have losses overall (technical difficulty) breakeven in the UK, and then South Africa is doing well.

Kevin Campbell - Avondale Partners - Analyst

Okay. Just last question. Any general comments on state budgets? Most of them are generally wrapped up at this point, but any particular proposals that are positive or negative for you from your customers?

George Zoley - The GEO Group, Inc. - Chairman, CEO

There are no negative situations that come to mind, and there’s a few potentially very positive situations.

Kevin Campbell - Avondale Partners - Analyst

Okay. Thank you very much.

Operator

(Operator Instructions) Tobey Sommer, SunTrust.

Frank Atkins - SunTrust Robinson Humphrey - Analyst

Thanks so much. This is actually Frank in for Tobey. Wanted to ask you quickly; I guess you talked about the funding environment on the electronic monitoring side in the US. Can you give us any more color in terms of the growth rate there or time horizon? Just what are you seeing generally in that market?

Jorge Dominicis - GEO Care, Inc. - President

Yes, the electronic monitoring continues to grow. There is a lot of interest from state and municipal agencies, expanding the use of that technology. We think in the this last quarter versus where BI was last year we had good growth. It was probably in the range of something like 10% on the electronic monitoring side.

Frank Atkins - SunTrust Robinson Humphrey - Analyst

Okay, great, and is it possible to quantify the foreign currency impact, international, for the quarter?

Brian Evans - The GEO Group, Inc. - SVP, CFO

It will be in the Q, but it wasn’t significant. I don’t think the rates fluctuated that significantly during the quarter.

Frank Atkins - SunTrust Robinson Humphrey - Analyst

Okay, great. Are there any particular contracts up for renewal as you see that either there is some either population issue or anything that would stick out?

Brian Evans - The GEO Group, Inc. - SVP, CFO

We don’t have any significant renewals this year.

George Zoley - The GEO Group, Inc. - Chairman, CEO

No. We have a competitive procurement in the UK on a small immigration facility.

Frank Atkins - SunTrust Robinson Humphrey - Analyst

Okay, great. Thank you very much.

Operator

Kevin McVeigh, Macquarie.

Kevin McVeigh - Macquarie Research - Analyst

Great, thank you. I just wanted to understand what drove the decision to boost the dividend by 50% and then just obviously accelerate. I understand. But just what — was it the guidance or just — that gave you the confidence to take the dividend that much — boost it that much? Would be helpful.

George Zoley - The GEO Group, Inc. - Chairman, CEO

Well, I think we got better visibility on our financial performance for the — starting at the beginning, the second half of the year. And with our new facilities coming on line and the continuation of Golden State and the possibility that other California facilities could be reopened, so we felt more confident about the improving financial performance of the Company.

Kevin McVeigh - Macquarie Research - Analyst

Got it. Then just switching gears to the REIT. I know it sounds like it is still early in the process; but do you have any sense of timing on that and who you would engage to shepherd you through the process here?

George Zoley - The GEO Group, Inc. - Chairman, CEO

We really haven’t even started the process, so I can’t tell you about the timing; and we haven’t engaged anybody as yet.

Kevin McVeigh - Macquarie Research - Analyst

Super. Nice job on the quarter.

George Zoley - The GEO Group, Inc. - Chairman, CEO

Thank you.

Operator

Clint Fendley, Davenport.

Clint Fendley - Davenport & Company - Analyst

Thank you. Good morning, gentlemen. I wondered how we should think about the remaining share repurchase authorization here in light of the increased dividend.

George Zoley - The GEO Group, Inc. - Chairman, CEO

Well, it is still available to us; we have I think we said $25 million. We are opportunistic buyers. If there is a time where we think it makes sense, we will act on that. And it is our option.

Clint Fendley - Davenport & Company - Analyst

Okay, thank you. Then one last question here. Jorge, I just wanted to understand the international opportunity for the electronic monitoring. It is nice to see the development there in the UK. But just wondering beyond that what type of opportunities you guys might have and what we should think about just the capital requirements for monitoring stations and all as you might think about expanding that service.

Jorge Dominicis - GEO Care, Inc. - President

There’s been some other countries that have expressed interest in expanding in that area. I think Australia is one of them.

I think that UK is first. And if we have the outcome that we are gearing up for, it will have strong implications for us in other countries where we are doing business.

Clint Fendley - Davenport & Company - Analyst

Great. Thank you, gentlemen.

Operator

Chuck Ruff, Insight Investments.

Chuck Ruff - Insight Investments - Analyst

Hi, I wanted to ask about the MCF transaction and how that is working. You have got a net liability on the balance sheet of $57 million. It sounds like $10 million of those restricted funds, $10 million of those will be going to the owners, so — after the deal is done. If the deal was done right now, the net liability would go to $67 million; do I understand that right?

Brian Evans - The GEO Group, Inc. - SVP, CFO

Well, on our balance sheet right now, it is accounted for as an owned —

Chuck Ruff - Insight Investments - Analyst

Property.

Brian Evans - The GEO Group, Inc. - SVP, CFO

Property, owned asset, so there is no — we don’t reflect on our balance sheet, if you will, the Partnership’s balance sheet.

Chuck Ruff - Insight Investments - Analyst

Right.

Brian Evans - The GEO Group, Inc. - SVP, CFO

But because of the way we already account for MCF there won’t be any change in the accounting for the — on our books. So the $10 million payout that is going out to the Partners, that is money under the Partnership agreement or the structure as it was already set up. It would have gone out to them anyways.

So that it’s really not a change, and the impact of that will be as it would have been whether we bought them or not.

Chuck Ruff - Insight Investments - Analyst

But the $10 million of restricted funds are on your balance sheet now. And if the deal were to close tomorrow, it would not be on your balance sheet?

Brian Evans - The GEO Group, Inc. - SVP, CFO

It may or may not be. It depends on if they are able to accelerate taking those out. If they are not, then the $10 million will stay until the trustee allows those funds to be distributed.

So there is a mechanism — there is a sort of a waterfall process in the MCF agreement that says how those funds get distributed out. There is a belief by the parties that that may be able to be accelerated, but it will require trustee and rating agency agreements. So it is not certain that will occur.

But ultimately, that money will be distributed to the previous Partners. And when it does, it will have that impact. What it will be exactly I don’t know because I don’t know the timing of it, and debt is obviously being paid down over time as well.

George Zoley - The GEO Group, Inc. - Chairman, CEO

But all the debt would be paid by 2016.

Brian Evans - The GEO Group, Inc. - SVP, CFO

That’s right.

Chuck Ruff - Insight Investments - Analyst

In the lease that will go away, right now I believe you are paying $25 million a year until August 16; and then it drops to, I believe, just $160,000 a year for the next five years. Then after that, it would be at your option for the next 25 years?

Brian Evans - The GEO Group, Inc. - SVP, CFO

Right, so the lease doesn’t necessarily go away. The Partnership doesn’t necessarily go away. But the ownership interest in the Partnership will rest with The GEO Group.

The bankruptcy remote nature of the structure and the project financing structure remains in place. So when the bonds are paid off in 2015 or ‘16, as you mentioned, the amount of payments for debt service amortization is about $25 million right now for principal and interest; that will decline. That will go away completely.

And there is a modest rent, almost like a free rent period of five years, where it’s, as you indicated, about $160, 000. Then it steps up to about approximately $10 million a year if we were to renew the leases on all of the properties. That is how the current structure and lease agreements are situated.

George Zoley - The GEO Group, Inc. - Chairman, CEO

But under the purchase of MCF, we would have no rent payments. (multiple speakers)

Brian Evans - The GEO Group, Inc. - SVP, CFO

Well, we would still have the rent payment, but we would own it 100%. So it would eliminate in consolidation. But the rent payment would in theory still exist.

Chuck Ruff - Insight Investments - Analyst

Okay. The $10 million a year starting in 2021, that is for how many years?

Brian Evans - The GEO Group, Inc. - SVP, CFO

It adjusts every year after that. There is a schedule in the rent agreement. So there is rent through 2046.

Chuck Ruff - Insight Investments - Analyst

Okay. How do we get to the $155 million in avoided lease payments? How do I get to that?

Brian Evans - The GEO Group, Inc. - SVP, CFO

It is the sum of all the cash flows and tax benefits between our estimated date of closing in the — call it the second to third quarter of this year, through to the end of the agreement, except for the $10 million that goes out to the current owners of the Partnership, or for the current Partners.

Chuck Ruff - Insight Investments - Analyst

The $25 million a year for the next four years is $100 million. Then you have got five years of virtually free rent. Then after that, it is at your option.

So we have only identified about $101 million before that option. You’ve got $54 million for the next 25 years?

Brian Evans - The GEO Group, Inc. - SVP, CFO

Well, you had — starting with the rent payments that start in 2021, there’s 25 years of rent payments that start out at $10 million a year. So they decline some over time, but that is where the bulk of that is coming from. 25 years at an average of probably $6 million to $7 million a year.

Chuck Ruff - Insight Investments - Analyst

So what I was missing is the tax effect of all this? In other words, the $155 million is an after-tax number?

Brian Evans - The GEO Group, Inc. - SVP, CFO

It includes the tax benefits, that’s correct.

Chuck Ruff - Insight Investments - Analyst

Okay. Now, that was what I was missing. Secondly, your adjusted EBITDA number of $330 million to $340 million, obviously does not include interest, tax, and depreciation. What else are you excluding to get to that number?

Brian Evans - The GEO Group, Inc. - SVP, CFO

In adjusted EBITDA?

Chuck Ruff - Insight Investments - Analyst

Yes.

Brian Evans - The GEO Group, Inc. - SVP, CFO

It’s a couple different things. Stock compensation, non-cash compensation expense, and that’s probably the other major item. And then we also add back some of our pro forma start-up adjustments.

Chuck Ruff - Insight Investments - Analyst

The start-of adjustments of about $12 million and the stock comp was what, about $7 million?

Brian Evans - The GEO Group, Inc. - SVP, CFO

About $6 million or so. It’s actually — I think there is — well, we don’t have a table for the full year, but could get a good sense of it from looking at our reconciliation tables from 2011 for the full year and the first quarter this year.

Chuck Ruff - Insight Investments - Analyst

Okay. All right, thanks.

Operator

Todd Van Fleet, First Analysis.

Todd Van Fleet - First Analysis Securities - Analyst

Brian, how much in start-up are we expecting in Q2?

Brian Evans - The GEO Group, Inc. - SVP, CFO

$0.03 worth. Probably about half of that is start-up and the rest of it is bid and proposal cost in the UK.

Todd Van Fleet - First Analysis Securities - Analyst

Okay. Then just thinking about the continuum of care concept that you guys were really putting hard out there in the marketplace, I think Florida was the primary piece of business that you were chasing that really had that concept as a relevant concept.

Are there other pieces of business where the continuum of care notion is something that is really important you think or a really big selling point from your perspective?

George Zoley - The GEO Group, Inc. - Chairman, CEO

Well, it is in the UK competition, because there is a grouping of prisons, three prisons, that are being bid as under one contract. And we have proposed a continuum of care for those three prisons.

Todd Van Fleet - First Analysis Securities - Analyst

Okay, George, and when you stay continuum of care what conceptually — what are the service elements within GEO today that you include in the continuum of care concept?

George Zoley - The GEO Group, Inc. - Chairman, CEO

I’m not sure I really want to discuss that in an open competition, because that is part of our proposal.

Todd Van Fleet - First Analysis Securities - Analyst

Okay, but I guess it means different things in terms —

George Zoley - The GEO Group, Inc. - Chairman, CEO

It does mean a different thing at the Company level, meaning that we have different business units that provide different services that, taken collectively, provide a continuum of care. But when you reduce it down to the facility level, it is a different concept.

Todd Van Fleet - First Analysis Securities - Analyst

Okay. Well, let me just ask it a different way then. If I were to suggest that the continuum of care concept probably in most all circumstances that you are looking at from a new business perspective at this point includes the adult secure incarceration services, so kind of the core services of the Company; the electronic monitoring services; transportation services; and perhaps some rehabilitation/community corrections services — would that pretty much encompass the continuum of care concept as you guys think about it today?

George Zoley - The GEO Group, Inc. - Chairman, CEO

At the Company level, not at the facility level. It gets more detailed at the facility level.

Todd Van Fleet - First Analysis Securities - Analyst

Okay, okay. But broadly speaking those are the service elements that you guys think about.

George Zoley - The GEO Group, Inc. - Chairman, CEO

Yes, and reentry as Jorge has pointed out.

Todd Van Fleet - First Analysis Securities - Analyst

Right. Okay. Great. Thank you.

Operator

With no further questions I would like to turn the call over to Mr. George Zoley for closing remarks.

George Zoley - The GEO Group, Inc. - Chairman, CEO

Okay. We thank you for your time today and look forward to addressing you at our next quarterly conference call. Thank you.

Operator

Ladies and gentlemen, that concludes today’s conference. Thank you for your participation. You may disconnect at this time. Have a great day.